Exhibit 99.1


         Eagle Broadband Reports Second Quarter 2005 Results;
      Company Achieves 70% Sequential Quarterly Revenue Growth;
                Significantly Increases Cash Position

    HOUSTON--(BUSINESS WIRE)--April 11, 2005--Eagle Broadband, Inc. (AMEX:EAG), a leading provider of broadband, Internet protocol (IP) and communications technology and services, announced today that the company has filed its Form 10-Q with the Securities and Exchange Commission reporting operating results for the company's second quarter 2005 ended February 28, 2005.
    Dave Weisman, Chairman and CEO of Eagle Broadband said, "In the second quarter, we achieved 70% sequential revenue growth of $2.7 million in the second quarter of 2005 compared to $1.5 million in the first quarter of fiscal 2005. In addition, we strengthened the company's balance sheet by closing an $8.2 million financing round which significantly increased the company's cash position. We also reduced current liabilities by $3.5 million, including a 65% reduction in notes payables to $1.9 million from $5.4 million in the first quarter."
    The company posted a net loss of $9.3 million for the company's second quarter 2005, a slight improvement compared to the net loss of $9.4 million in the same period a year ago. The net loss was primarily attributable to $8.99 million of non-cash charges, increased operating expenses which included a $1.7 million in professional fees for costs associated with Sarbanes-Oxley 404 compliance, consulting and litigation, and negative gross margin.
    Weisman continued, "As we continue to focus on growing our revenues, during the quarter we had three very significant new business developments. First, we signed an agreement with France Telecom subsidiary GlobeCast and launched our new IPTVComplete video service. The market response to this new video service has been outstanding and we have already signed our first customer, Home Town Cable. Based on the significant growth in the IPTV market and the demand we have been experiencing for IPTVComplete, we believe that this new service could become one of the largest revenue drivers for the company in the future. Second, our SatMAX satellite communications technology was selected by the U.S. Air Force for deployment at Scott Air Force Base, a major win for the company and a strong endorsement of the technology. We also completed shipment of the $1.7 million high definition set-top box order for a new luxury casino in Las Vegas providing us with a strong reference base in the lucrative casino market."

    Summary of key highlights from the 2005 second quarter include:

    -- 70% sequential quarter-over-quarter revenue growth (Q2 '05 compared to Q1 '05).

    -- Strengthened the company's balance sheet by completing an $8.2 million financing round.

    --  Increased cash and cash equivalents to $5.4 million.

    -- Reduced notes payables to $1.9 million in the second quarter from $5.4 million in the first quarter.

    -- Signed agreement with GlobeCast, the world's leading satellite services provider and a subsidiary of France Telecom, and successfully launched new IPTVComplete video solution.

    -- Subsequent to the close of the quarter, signed Home Town Cable as an IPTVComplete customer.

    -- Selected by the U.S. Air Force for the company's SatMAX satellite communications technology.

    -- Completed shipment of the $1.7 million high definition Media Pro set-top box order from General Dynamics Interactive for a new luxury casino in Las Vegas.

    -- Continued strong growth in the number of new security subscribers with a 148% sequential increase in the rate of new subscriber additions in Q2 versus Q1 2005.

    -- Signed new managed services agreements to provide structured wiring, cabling and support services with leading technology and communications companies including Hewlett Packard, Hitachi and Verizon.

    -- Launched new corporate web site and updated company positioning and branding.

    About Eagle Broadband

    Eagle Broadband is a leading provider of broadband, Internet Protocol (IP) and communications technology and services that create new revenue opportunities for broadband providers and enhance communications for government, military and enterprise customers. Eagle leverages years of proven experience delivering advanced IP-based broadband bundled services to provide service provider partners with a way to deliver next-generation entertainment, communications and security services to their subscribers. The company's product offerings include IPTVComplete(TM), the fastest, lowest cost way for broadband providers to deliver the most competitive IP video services, the Media Pro line of HDTV-ready IP set-top boxes that enable broadband providers and hotel operators to maximize revenues by delivering state-of-the-art, interactive entertainment services and the SatMAX(TM) satellite communications system that provides government, military, homeland security and enterprise customers with reliable non-line-of-sight voice and data communications from any location on Earth. The company is headquartered in Houston, Texas. For more information, please visit www.eaglebroadband.com or call 281-538-6000. (EAGF)
    Forward-looking statements in this release regarding Eagle Broadband, Inc., are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company's products, increased levels of competition, new products and technological changes, the company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

    CONTACT: Eagle Broadband, Inc.
             Investor Relations:
             Clareen O'Quinn, 800-628-3910 or 281-538-6000
             coquinn@eaglebroadband.com